Exhibit 3.1

CERTIFICATE OF INCORPORATION OF SOUTHERN BELLA, INC.

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:38 PM 02/22/2007
FILED 12:38 PM 02/22/2007
SRV 070206680 - 4306162 FILE

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
A STOCK CORPORATION

The name of this Corporation is SOUTHERN BELLA, INC.

Its registered office in the State of Delaware is to be located at:

37046 Teal Ct.
Shelbyville, DE 19975
Sussex County

The registered agent in charge thereof is Ms. Jennifer Hill.

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

The amount of the total stock of this corporation is authorize to issue is:

Common Stock:	One Billion Shares (1,000,000,000) with a par value of
$0.000001 US.

Preferred Stock:	Twenty Million Shares (20,000,000) with a par value of
$0.000001 US.

The name and mailing address of the incorporator are as follows:

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 3rd day of August, 2006.

BY:          /s/ Viola J. Heitz
(Incorporator)

Name:     Viola J. Heitz